Exhibit (a)(5)

To: Holders of Limited Partnership Units in Inland Capital Fund, L.P.

Offer to Purchase Units for $159 per Unit!

                 INCREASED OFFER AND ADDITIONAL TIME TO ACCEPT!

Dear Inland Capital Fund, L.P. Investor:

We are amending for the Offer to Purchase and Letter of Transmittal dated February 25, 2005 (the "Offer"), which was made by MPF INCOME FUND 21, LLC; MP VALUE FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6A, LLC; MP VALUE FUND 6, LLC; MPF SPECIAL FUND 8, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; MPF DEWAAY PREMIER FUND, LLC; MPF DEWAAY FUND 2, LLC; MPF DEWAAY FUND 3, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD., L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD., L.P.; and MPF-NY 2005, LLC (the "Purchasers"). The Purchasers are offering to purchase up to 8,000 Units of limited partnership interest (the "Units") in INLAND CAPITAL FUND, L.P., a Delaware limited partnership (the "Partnership"). The Purchasers have decided to exercise their right to extend the Offer to Purchase until:

                                 April 30, 2005
                                 --------------

This letter is intended to notify potential sellers of our decision to extend the offer, and INCREASE our offer price by $55 per unit less any distribution made after February 25, 2005. Although we were aware that early 2004 land sales had provided the partnership with net cash available for distributions, we were unaware of the general partner's intent to make a distribution on March 9, 2005--one day after mailing our offer. Thus, our offer price has increased by $55 per Unit, but because you have received a $216 per Unit distribution check, if you tender your Units you will receive an additional $159 per Unit pursuant to this Offer. Please note that our increased offer exceeds recently published secondary market prices (after adjusting for the distribution) by as much as 15% on a trading volume of less than 1% of outstanding units.1 Please refer to the Offer to Purchase for more information regarding the partnership's assets, disclosures, recent selling prices, and other pertinent information.

If you have already accepted our offer by sending in your Assignment Form there is no need for you to respond to this letter, because you can be assured you will receive our highest offer. If you wish to accept our Offer and have not yet sent in your Assignment Form, or you have misplaced the form, a new Assignment Form and return envelope are enclosed.

Should you wish to contact us please feel free to call us at (925) 631-9100.

Sincerely,

MacKenzie Patterson Fuller, Inc.
Enclosures (2)



-------------------------
1 The Stanger Report, 4th Quarter 2004; Direct Investments Spectrum, November/December 2004 and AP Board Auctions, March 8, 2005.